Exhibit 10.1

March 6, 2024

Yves LePendeven
Via Email

Re: Compensation Terms (Acting Chief Financial Officer)

Dear Yves:

Thank you for your ongoing contributions to the success of Funko, Inc. (the “Company”). We are pleased to confirm with this letter (this “Letter”) the terms of your compensation in connection with your promotion to Acting Chief Financial Officer of the Company.

A. Position. Effective as of the date upon which your predecessor’s employment as Chief Financial Officer of the Company ceases (expected to be on or around March 15, 2024) (the “Effective Date”), you will be employed with the Company in the position of Acting Chief Financial Officer and Deputy Chief Financial Officer and will report to the Chief Executive Officer of the Company, or if determined by the Board of Directors of the Company (the “Board”), the Board. You will have such responsibilities, duties and authority usual and customary for such position.

B. Salary. Effective as of the Effective Date, you will continue to receive your annual base salary, which is expected to be $400,000 as of the Effective Date, as well as an additional $10,000 each month that you serve as Acting Chief Financial Officer (which will not be prorated for any partial month of service), and which will be paid in accordance with the normal payroll procedures of the Company then in effect, subject to applicable withholdings and deductions. In the event your employment as Acting Chief Financial Officer ends and you continue to remain employed with the Company as Deputy Chief Financial Officer, you will only be eligible to receive your annual base salary rate of $400,000.

C. Equity Awards. Effective as of the Effective Date, you will be granted a one-time restricted stock unit award in connection with your promotion to Acting Chief Financial Officer with respect to 5,000 shares of the Company’s Class A Common Stock, subject to the approval of the Board or the compensation committee thereof (the “Retention Grant”). The Retention Grant will vest on the six-month anniversary of the grant date, subject to your continued service through the applicable vesting date and the terms of the applicable equity incentive plan and award agreement.

D. Separation Benefits on Termination without Cause; Resignation for Good Reason. If your employment is terminated by the Company without Cause or by you for Good Reason (each capitalized term, as defined below on Exhibit A), then, subject to your execution of a release of claims in a form acceptable to the Company (which shall also include the Company’s customary post-termination restrictive covenants, including covenants relating to confidentiality and non-solicitation), and any period for rescission of such Release shall have expired without your having rescinding such Release, you will be eligible to receive an amount equal to continuation of your annual base salary for up to six (6) months from the date of termination, payable in six (6) equal monthly installments in accordance with the Company’s regular payroll practices, and reimbursement, up to a maximum of six (6) months, of the Company-paid portion of premium payments, as if you had remained an active employee, for any COBRA coverage you elect, if any.

E. Code Section 409A. To the extent applicable, this Letter shall be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other such guidance that may be issued after the date of this Letter. For all purposes under this Letter, a “termination of employment” shall be interpreted to mean a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h). Each separate installment payment hereunder shall be considered a separate payment under this Letter for purposes of Section 409A of the Code. To the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Letter during the six-month period immediately following the date of termination shall instead be paid in a lump sum on the first day of the seventh month following the date of termination (or upon your death, if earlier). No provision of this Letter shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A of the Code from you or any other individual to the Company or any of its affiliates, employees or agents.

Your employment with the Company is and will continue to be at-will, as defined under applicable law. This means that it is not for any specified period of time and can be terminated by you or by the Company at any time, with or without advance notice, and for any or no particular reason or cause. The Company will have the authority and the right to deduct or withhold, or require you to remit to the Company, an amount sufficient to satisfy all federal, state, local and foreign taxes (including any employment tax obligations) required by law to be withheld from amounts payable under this Letter.

Except as otherwise modified in this Letter, as of and following the date of this Letter, the current terms and conditions of your employment with the Company will remain unchanged and in full force and effect. This Letter sets forth the final and entire agreement of the parties with respect to the subject matter thereto, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by the Company and you, or any representative of the Company or you, with respect thereto.

This Letter shall be interpreted and construed in accordance with the laws of the State of Washington without regard to any conflicts of laws principles.

[Signature Page Follows]

Please acknowledge your acceptance of the terms of this Letter by signing where indicated below.

Sincerely,

/s/ Mike Lunsford

Mike Lunsford
Interim CEO
Funko, Inc.

I have received a copy of this Letter and accept the terms as outlined above.

/s/ Yves LePendeven                        March 6, 2024
__________________________________            ___________________
Yves LePendeven                        [Date]

Exhibit A
DEFINED TERMS
1.“Cause” Cause shall mean: (a) gross neglect or willful misconduct by you of your duties or your willful failure to carry out, or comply with, in any material respect any lawful and reasonable directive of the Board not inconsistent with the terms of this Agreement; (b) conviction of you of, or your plea of no contest, plea of nolo contendere or imposition of adjudicated probation with respect to, any felony or crime involving moral turpitude or your indictment for any felony or crime involving moral turpitude; provided if you are terminated following such indictment but are found not guilty or the indictment is dismissed, the termination shall be deemed to be a termination without Cause; (c) your habitual unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing your duties and responsibilities under this Agreement; (d) your commission at any time of any act of fraud, embezzlement, misappropriation, material misconduct, or breach of fiduciary duty against the Company (or any predecessor thereto or successor thereof); or (e) your material breach of the restrictive covenants in Sections 5 and 6 hereof or any other confidentiality, non-compete or non-solicitation covenant; provided that the Company shall provide you with fifteen (15) days prior written notice before any such termination in (a) or (e) (other than to the extent that (a) relates to any fraud or intentional misconduct) with an opportunity to meet with the Board and discuss or cure any such alleged violation.
2.“Good Reason” Good Reason shall mean: (a) a material adverse change in your title or reporting line or material duties, authorities or responsibilities, as determined by the Board (provided, that your title, reporting line or material duties, authorities or responsibilities shall not be deemed to be materially adversely changed solely because the Company (or its successor) is no longer an independently operated public entity or becomes a subsidiary of another entity); (b) a material breach by the Company of any material provision of this Letter; (c) a material reduction of your annual base salary or benefits (other than such a reduction that is generally consistent with a general reduction affecting the Company’s other similarly situated executives); or (d) failure by the Company to pay any portion of your earned annual base salary or bonus; provided that in the case of all the above events, you may not resign from your employment for Good Reason unless you provide the Company written notice within 90 days after the initial occurrence of the event, the Company has not corrected the event within 30 days of your provision of such written notice, and you terminate employment within six months of the expiration of such 30-day cure period.